EXHIBIT 99

For Immediate Release	Contacts:	Ann Storberg, Investor Relations (517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. EXECUTES
STANDSTILL AGREEMENT

     East Lansing, Michigan (April 8, 2004) — American Physicians Capital, Inc. (NASDAQ: ACAP) has entered into an agreement with Daniel L. Gorman, a shareholder of the Company who filed preliminary proxy materials announcing plans to solicit proxies to elect himself to the Company’s Board. Pursuant to the agreement, Gorman is being nominated by the Company for election to the Company’s Board at the Company’s 2004 annual meeting for a three-year term. Gorman has agreed to a three-year “standstill” and will support the Board’s slate of nominees at the 2004 annual meeting and during the term of the standstill agreement.

Corporate Description

     American Physicians Capital, Inc. is a regional provider of medical professional liability coverage through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at www.apcapital.com.

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